EXHIBIT 5.1

Opinion on Legality

[Adams and Reese LLP Letterhead]

July 26, 2006

Board of Directors

W&T Offshore, Inc.

Nine Greenway Plaza, Suite 300

Houston, Texas 77046

RE:	W&T Offshore, Inc. – Form S-3 Registration Statement (Commission File No. 333-132960), as supplemented

Ladies and Gentlemen:

We have acted as special counsel for W&T Offshore, Inc., a Texas corporation (the “Company”), in connection with the prospectus supplement filed on July 21, 2006 (the “Prospectus Supplement”) included as part of the Company’s Registration Statement on Form S-3, as supplemented, Commission File No. 333-132960 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended. The Prospectus Supplement covers the offer and sale by the Company of 8,500,000 shares (together with an additional 1,275,000 shares that may be purchased by the underwriters upon the exercise of an option to cover over-allotments) (the “Shares”) of the Company’s common stock, $0.00001 par value (“Common Stock”).

In the capacity described above, we have considered such matters of law and of fact, including the examination of originals or copies, certified or otherwise identified to our satisfaction, of such records and documents of the Company, certificates of public officials and such other documents as we have deemed appropriate as a basis for the opinion hereinafter set forth. We have assumed after due inquiry the genuineness of all signatures on all documents, the authority of the parties (other than the Company) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares covered by the Prospectus Supplement have been duly authorized for issuance by the Company, and when issued, delivered and paid for as set forth in the Prospectus Supplement, will be legally issued, fully paid, and non-assessable.

We hereby consent to (i) the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on July 26, 2006, (ii) the incorporation by reference of this opinion to the Registration Statement, as supplemented and the Prospectus Supplement, and (iii) the use of our name wherever appearing in the Registration Statement, as supplemented as well as the Prospectus Supplement. By giving such consent we do not, however, thereby admit we are in the category of persons with respect to whom consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Sincerely,

ADAMS AND REESE LLP

/s/ ADAMS AND REESE LLP